Exhibit 99.1


FOR IMMEDIATE RELEASE

        PGT Reports Record Second Quarter and Year-to-Date 2006 Results

VENICE, FL, August 2, 2006--PGT, Inc. (Nasdaq: PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, today announced record sales and earnings from operations for its quarter ended July 1, 2006.

"We delivered outstanding results in the second quarter by leveraging our competitive strengths and aggressively executing our strategy," said Rod Hershberger, PGT's President and Chief Executive Officer. "Our year-to-date accomplishments were highlighted by the successful completion of our initial public offering and record first half sales of $205.0 million, which represents an increase of 30% over the prior year period. In addition, our adjusted net income in the first half increased by 127% year-over-year after adjusting for items related to the IPO and refinancing transactions."

A reconciliation of non-GAAP financial measures to their GAAP equivalents is attached to this release and can also be found on the company's website.

Second Quarter 2006 Financial Results
-------------------------------------
(See accompanying financial schedules for full financial details and reconciliations of non-GAAP financial measures to their GAAP equivalents.)

     o Total sales for the second quarter were $108.7 million, an increase of 39%, versus $78.2 million for the same period in 2005. This growth is largely due to increased sales volume of our WinGuard(R) Impact-Resistant Windows and Doors.

     o Gross margin percentage for the second quarter was 43.3%, compared to 35.1% in the same quarter of 2005. The primary drivers of gross margin expansion include an increase in sales of our WinGuard impact-resistant products, which carry a higher margin than our other product lines, as well as overall higher prices and improved manufacturing efficiencies. WinGuard sales represented 65.9% of our total sales for the second quarter of 2006, compared to 51.6% for the second quarter of 2005.

     o Second quarter net income of $10.0 million grew 169% from $3.7 million for the comparable period of 2005. On an adjusted basis, second quarter net income was $13.0 million, an increase of 239% over the comparable period of 2005.

                                    --more--

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

 (PGT Reports Record Second Quarter and Year-to-Date 2006 Results, continued)

     o Diluted weighted average shares outstanding for the second quarter of 2006 were 18,173,432 compared to 17,221,477 for the same quarter last year. The higher share count was due to the company's initial public offering (IPO), which was completed on June 27, 2006, and inclusion of options in the current year that were considered anti-dilutive last year. Assuming the IPO was completed at the beginning of the respective reporting periods, the pro forma diluted weighted average shares outstanding for the second quarters of 2006 and 2005 were 27,932,643 and 27,368,535, respectively.

     o Net income per diluted share for the second quarter of $0.55 increased from $0.22 for the comparable period of 2005. On an adjusted basis, net income per pro forma diluted share of $0.47 increased from $0.14 for the prior year period.

     o EBITDA for the second quarter was $27.4 million, an increase of 119%, versus $12.5 million for the comparable period of 2005. On an adjusted basis, EBITDA for the second quarter was $28.4 million, an increase of 122%, versus $12.8 million for the comparable period of 2005.

Commenting on the second quarter results, Jeff Jackson, PGT's Chief Financial Officer, said, "We closed our second quarter on solid financial footing by reporting double digit gains in sales and more than doubling net income for the quarter compared to the prior year. Overall, we benefited from a strong demand for our WinGuard impact-resistant products, price increases, improved operating efficiencies, and leverage of our operating expenses."

First Half 2006 Financial Results
---------------------------------
(See accompanying financial schedules for full financial details and reconciliations of non-GAAP financial measures to their GAAP equivalents.)

     o Total sales for the first half were $205.0 million, an increase of 30%, versus $157.6 million for the same period in 2005. This growth is largely due to increased sales volume of our WinGuard impact-resistant products.

     o Gross margin percentage for the first half of 2006 was 40.4% compared to 36.3% in the same period of 2005. Gross margin expansion was largely driven by price increases, improved manufacturing efficiencies, and an increase in sales of our WinGuard impact-resistant products, which carry a higher margin than our other product lines.

     o First half 2006 net income/(loss) was ($4.1) million compared to $8.5 million in the same period in 2005. The loss in 2006 was largely due to the $26.9 million cash payment to option holders in connection with the payment of dividends to our shareholders. On an adjusted basis, first half 2006 net income was $19.8 million, an increase of 127% year-over-year.

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


     o Diluted weighted average shares outstanding for the first half of 2006 were 15,950,129, compared to 17,221,477 for the same period last year. The lower share count was largely due to the exclusion of options in the diluted share calculation in 2006 as a result of our net loss position. Assuming the IPO was completed at the beginning of the respective reporting periods, the pro forma diluted weighted average shares outstanding for the first half of 2006 and 2005 were 27,890,530 and 27,368,535, respectively.

     o EBITDA for the first half was $18.6 million, compared to $26.5 million for the same period of 2005, such decrease was due to the $26.9 million payment to option holders in 2006. On an adjusted basis, EBITDA was $47.0 million, an increase of 74%, versus $27.0 million for the same period in 2005.

Financing Activities
--------------------
(See accompanying financial schedules for full financial details.)

     o Subsequent to the end of our second fiscal quarter, we repaid $137 million of long term debt through the use of the proceeds generated from our initial public offering of $115 million and cash on hand of $22 million. Following this debt repayment, total outstanding debt was $183 million and cash on hand was $10 million.

     o On July 27, 2006, IPO underwriters exercised their over-allotment option in full and, on August 1, 2006, purchased 1,323,529 additional shares that generated approximately $17 million in net proceeds for the company which we expect to use to pay down long term debt. Following this debt repayment, we expect total outstanding debt to be approximately $166 million and cash on hand to be $17 million.


Outlook
-------

Commenting on the company's outlook, Mr. Hershberger said, "We exceeded our goals in the first half of 2006 and anticipate a solid back half as demand for our WinGuard products remains robust and we continue to penetrate the active impact-resistant market. We also believe that our enhanced product mix and expanded marketing efforts will drive our top line growth and help maintain our margins."

Mr. Hershberger concluded, "We remain committed to enhancing shareholder value by continuing to leverage our competitive strengths and executing our long-term growth strategy. We believe we are well positioned to continue our positive momentum and look forward to 2007 with confidence."

                                    --more--


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


Conference Call
---------------

As previously announced, PGT will hold a conference call Thursday, August 3, 2006, at 10:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 866-510-0705 (U.S. and Canada) and 617-597-5363 Eastern Time (international). A replay of the call will be available from 3:00 p.m. Eastern Time through August 17, 2006. To access the replay, please dial 888-286-8010 (U.S. and Canada) and 617-801-6888 (international). Please refer to pass code 38944732. To access the webcast, go to www.pgtinc.com and click on "Investors". The online archive of the webcast will be available for approximately 14 days.

About PGT
---------
PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. PGT is also one of the largest window and door manufacturers in the United States. In its 25th year, the company employs approximately 2,400 at its 485,000-square-foot manufacturing, glass tempering and laminating plants, and delivery fleet facilities in Venice, FL, and its 225,000-square-foot production facility in Lexington, NC. Sold through a network of over 1,300 independent distributors, the company's total line of custom windows and doors is now available throughout the eastern United States, the Gulf Coast and in a growing international market, which includes the Caribbean, South America and Australia. PGT's product line includes PGT(R) Aluminum and Vinyl Windows and Doors; WinGuard(R) Impact-Resistant Windows and Doors; Multi-Story Series 800 Windows and Doors; and Eze-Breeze(R) Sliding Panels.


Use of Non-GAAP Financial Measures
----------------------------------

This press release and the financial schedules hereto include financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, pro forma net income per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to the types of measures that we use in analyzing our results.

Pro forma net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe this measure enables investors and analysts to more thoroughly evaluate our current performance as compared to past performance and provides a better baseline for assessing the company's future earnings potential. However, this measure does not provide a complete picture of our operations. Therefore, net income per share and adjusted net income, on both a GAAP and non-GAAP pro forma basis, may need to be considered to get a comprehensive view of our results.

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EBITDA consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the company's performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments and interest expense. EBITDA and adjusted EBITDA do not give effect to the cash the company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of pro forma net income per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, pro forma net income per share, EBITDA and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

                                    --more--


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


Forward-looking Statements
--------------------------

Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted. PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company's revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy. PGT, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s Form S-1 (File No. 333-132365) filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.


                                     # # #

Jeffrey T. Jackson
Chief Financial Officer and Treasurer
PGT, Inc.
941-486-0100, extension 22786
Email:  jjackson@pgtindustries.com


                         Financial Schedules to Follow


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

                                      PGT, INC. AND SUBSIDIARY
                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (unaudited - dollars in thousands, except per share amounts)

                                                    Three Months Ended         Six Months Ended
                                                   ----------------------   -----------------------
                                                    July 1,     July 2,      July 1,       July 2,
                                                     2006         2005        2006          2005
                                                   ----------   ---------   ----------   ----------

Net sales                                          $ 108,689    $  78,217   $  205,044   $  157,581
Cost of sales                                         61,579       50,800      122,213      100,436
                                                   ----------   ---------   ----------   ----------
   Gross margin                                       47,110       27,417       82,831       57,145
Stock compensation expense related to dividend             -            -       26,898            -
Selling, general and administrative expenses          23,796       18,482       45,664       37,973
                                                   ----------   ---------   -----------  ----------
  Income (loss) from operations                       23,314        8,935       10,269       19,172
Other expense, net                                      (357)         157         (766)          77
Interest expense                                       7,282        3,203       17,641        6,346
                                                   ----------   ---------   -----------  ----------
  Income (loss) before income taxes                   16,389        5,575       (6,606)      12,749
Income tax expense (benefit)                           6,365        1,851       (2,554)       4,234
                                                   ----------   ---------   -----------  ----------
Net income (loss)                                  $  10,024    $  3,724    $   (4,052)  $    8,515
                                                   ==========   =========   ===========  ==========

Basic net income (loss) per common share           $    0.62    $   0.24    $    (0.25)  $     0.54
Diluted net income (loss) per common and
   common equivalent share                         $    0.55    $   0.22    $    (0.25)  $     0.49
Weighted average common shares
  outstanding:
Basic                                                 16,151      15,720        15,950       15,720
Diluted                                               18,173      17,221        15,950       17,221




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

                                      PGT, INC. AND SUBSIDIARY
                                CONDENSED CONSOLIDATED BALANCE SHEET
                                       (dollars in thousands)


                                                                  July 1,         December 31,
                                                                   2006               2005
                                                               -------------     ----------------
ASSETS                                                         (unaudited)
Current assets:
Cash and cash equivalents                                       $    39,692           $    3,270
Accounts receivable, net                                             41,508               45,193
Inventories                                                          14,222               13,981
Deferred income taxes                                                 6,497                3,133
Other current assets                                                 12,309               11,360
Subscriptions receivable related to proceeds from IPO               114,882                    -
                                                               -------------     ----------------
   Total current assets                                             229,110               76,937

Property, plant and equipment, net                                   79,504               65,508
Goodwill                                                            169,648              169,648
Other intangible assets, net                                        104,703              107,760
Other assets, net                                                     5,753                5,700
                                                               -------------     ----------------
     Total assets                                               $   588,718           $  425,553
                                                               =============     ================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses                           $    34,763           $   31,137
Current portion of long-term debt                                     2,050                    -
                                                               -------------     ----------------
     Total current liabilities                                       36,813               31,137
Long-term debt less current portion                                 317,437              183,525
Deferred income taxes                                                54,319               54,320
                                                               -------------     ----------------
     Total liabilities                                              408,569              268,982
                                                               -------------     ----------------
Total shareholders' equity                                          180,149              156,571
                                                               -------------     ----------------
Total liabilities and shareholders' equity                      $   588,718           $  425,553
                                                               =============     ================


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


                                      PGT, INC. AND SUBSIDIARY
                          RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO
                                       THEIR GAAP EQUIVALENTS
                            (unaudited - dollars and shares in thousands,
                                      except per share amounts)


                                                                    Three Months Ended           Six Months Ended
                                                                  -----------------------     ------------------------
                                                                  July 1,        July 2,        July 1,       July 2,
                                                                   2006           2005           2006          2005
                                                                  ----------   ----------     -----------    ---------
Reconciliation to Adjusted Net Income and Adjusted
Net Income per Share:

Net income / (loss)                                               $  10,024    $   3,724      $   (4,052)    $  8,515
Reconciling items:
   Cash payment to stock option holders (1)                               -            -          26,898            -
   Write-off of unamortized debt issuance costs
     in connection with the February 2006 refinancing (2)                 -            -           4,617            -
   Reduction / (increase) in interest expense assuming
     February 2006 debt refinancing and repayment of
     debt with IPO proceeds were completed at the
     beginning of each period (2)                                     3,897          (69)          5,941         (135)
   Management fee (3)                                                   973          253           1,434          491
   Tax effect of reconciling items at 38.6%                          (1,880)         (71)        (15,012)        (137)
                                                                  ----------   ----------     -----------    ---------
   Adjusted net income                                            $  13,014    $   3,837      $   19,826     $  8,734
                                                                  ==========   ==========     ===========    =========

Weighted average shares outstanding:
   Diluted shares                                                    18,173       17,221          15,950       17,221
   Incremental shares for IPO (4)                                     9,759       10,147           9,953       10,147
   Incremental shares for stock incentive awards (5)                      -            -           1,987            -
                                                                  ----------   ----------     ----------     ---------
Pro forma  diluted shares                                            27,933       27,369          27,891       27,369
                                                                  ==========   ==========     ===========    =========

Adjusted net income per pro forma share - diluted                 $   0.47     $    0.14      $     0.71     $   0.32
                                                                  ==========   ==========     ===========    =========

Reconciliation to EBITDA and Adjusted EBITDA:
Net income / (loss)                                               $  10,024    $   3,724      $   (4,052)    $  8,515
Reconciling items:
   Depreciation and amortization expense                              3,772        3,748           7,591        7,390
   Interest expense                                                   7,282        3,203          17,641        6,346
   Income tax expense / (benefit)                                     6,365        1,851         (2,554)        4,234
                                                                  ----------   ----------     ----------     ---------

EBITDA                                                               27,443       12,526         18,626        26,485
   Add:  Cash payment to stock option holders (1)                         -            -         26,898             -
         Management fee (3)                                             973          253          1,434           491
                                                                 ----------   ----------     ----------     ---------

         Adjusted EBITDA                                          $  28,416    $  12,779     $   46,958     $  26,976
                                                                  ==========   ==========     ===========    =========
         Adjusted EBITDA as percentage of sales                        26.1%       16.3%          22.9%         17.1%


(1) Represents cash payment made to stock option holders (including applicable payroll taxes) in lieu of adjusting exercise prices in conjunction with the payment of dividends to our shareholders. This amount is included as a separate line item in the consolidated statement of operations of which $5,069 and $21,829 related to cost of sales and selling, general and administrative expenses, respectively.

(2)  This amount is included in interest expense.

(3) Represents management fees paid to our majority stockholder. Since consummating the initial public offering, these fees will no longer be paid. The fees are included in selling, general and administrative expenses.

(4) Represents incremental shares related to the company's IPO assuming 10,147 shares sold by the company (including the over-allotment option of 1,324 shares) were issued at the beginning of the respective periods.

(5) Represents incremental shares for stock options that were excluded in the calculation of earnings per share for the six months ended July 1, 2006 because their effect would have been anti-dilutive.

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